Exhibit 10.8

MORTGAGE LOAN SALE AGREEMENT

[Crestwood Crossing, Birmingham, AL]

THIS MORTGAGE LOAN SALE AGREEMENT (this “Agreement”), is made and entered into as of December 15, 2010, by and between CAPMARK BANK, a Utah industrial bank, having an address of 6955 Union Park Center, Suite 330, Midvale, Utah 84087 (“Seller”), and RRE CRESTWOOD HOLDINGS, LLC, a Delaware limited liability company having an address of One Crescent Drive, Suite 203, Philadelphia, PA 19112 or its designee permitted pursuant to Section 2.4 below (“Buyer”).

RECITALS

A. Seller is the holder of and desires to sell the Loan (as defined in Article 1 below) on the terms and subject to the conditions set forth herein.

B. Buyer is a sophisticated and experienced purchaser of commercial real estate and loans secured by real property and desires to purchase the Loan on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated:

Section 1.1 “Agreement” means this Mortgage Loan Sale Agreement, including all Exhibits and Schedules hereto.

Section 1.2 “Assigned Rights and Obligations” means all of Seller’s right, title, interest, obligations and liabilities in, to and under the Loan and the Loan Documents, including, without limitation, (a) all of Seller’s rights to principal, interest, fees, costs and expenses payable thereunder after the Closing Date and all of Seller’s other rights and claims thereunder (including all rights in any receivership estate which exists in connection with the Loan Documents), (b) all of Seller’s payment and performance obligations into and under the Loan and the Loan Documents arising after the Closing Date, and (c) the Exit Fee.

Section 1.3 “Assignment and Assumption of Assigned Rights and Obligations” means the document to be delivered on the Closing Date by Buyer and Seller, the form of which is attached hereto as Exhibit C, whereby Seller assigns to Buyer or Buyer’s designee, and Buyer or Buyer’s designee accepts and assumes from Seller, the Assigned Rights and Obligations.

Section 1.4 “Business Day” means any day on which Seller is open for business other than a Saturday, a Sunday or a Pennsylvania state or Federal holiday.

Section 1.5 “Closing” means the occurrence of all acts required by this Agreement to assign and transfer the Assigned Rights and Obligations from Seller to Buyer and for Buyer to accept and assume the Assigned Rights and Obligations from Seller.

Section 1.6 “Closing Date” means the Closing Date identified on Schedule 1 attached hereto, or such other date upon which Buyer and Seller may mutually agree (but without any legal obligation to do so).

Section 1.7 “Closing Documents” means all documents described herein that are required to be delivered at the Closing by Seller and Buyer, as applicable.

Section 1.8 “Collateral” means the real and personal property, guaranty, pledge and/or other property securing the Note as described in the Loan Documents.

Section 1.9 “Credit Party” means any borrower, guarantor, indemnitor or any other party obligated to Seller under any of the Loan Documents.

Section 1.10 “Credit Party Affiliate” means any Credit Party or any person or entity that, directly or indirectly, has an ownership interest in any Credit Party.

Section 1.11 “Deposit” means the amount identified as the Deposit in Schedule 1 attached hereto, together with all interest which accrues thereon following the deposit thereof into Escrow. Escrow Holder shall invest the Deposit in an interest bearing account reasonably acceptable to Seller and Buyer. The Deposit shall be deposited into Escrow as provided in Section 2.3 of this Agreement.

Section 1.12 “Effective Date” means the date of this Agreement as set forth above.

Section 1.13 “Escrow” means the escrow to be opened with Escrow Holder in connection with this Agreement and the transactions contemplated hereunder.

Section 1.14 “Escrow Holder” means the title insurance company or agent identified as Escrow Holder on Schedule 1 attached hereto.

Section 1.15 “Excluded Documents” means certain agreements and other documentation (including email correspondence) that pertain to all or a portion of the Loan Documents or the Collateral (including, without limitation, certain attorney/client correspondence, confidential or privileged information, appraisals, valuations and opinions regarding the Loan or the Property, internal analyses and memoranda, regulatory reports and internal assessments of valuation of the Loan, the Loan Documents or the Collateral) that have been deemed legally privileged to include with the Loan Documents or the Loan File.

Section 1.16 “Exit Fee” means that certain Exit Fee as described in the Loan Agreement.

Section 1.17 “Inspection Period” means the Inspection Period identified on Schedule 1 attached hereto.

Section 1.18 “Loan” means the loan described in Exhibit B attached hereto and evidenced and/or secured by the Note and the other Loan Documents.

Section 1.19 “Loan Agreement” means that certain Loan Agreement between CV Apartments, LLC and Seller dated November 30, 2007 that governs the terms and conditions of the Loan.

Section 1.20 “Loan Documents” means the Note, the deed of trust or mortgage, security agreement, UCC financing statements, guaranty, letter of credit, pledge, loan agreement and/or other instruments creating a security interest in, and/or a lien or encumbrance upon any of the Collateral or other documents related to, or evidencing, the Loan, as obtained at the time of its origination and any subsequent modification now in Seller’s possession, as set forth and listed in Exhibit A attached hereto, but excluding the Excluded Documents.

Section 1.21 “Loan File” means, with respect to Loan: (1) the originals or copies, where originals are not in Seller’s possession, of the Loan Documents described on Exhibit A attached hereto (but specifically excluding any intervening assignments entered into (A) solely between or among Seller and any of its affiliates and (B) between or among Seller or any of its affiliates and any third party lender in connection with the provision by such third party lender of any so-called “repo facility” or similar financing arrangement of which the Loan is a part); (2) the original or a copy, where the original is not in Seller’s possession, if any, of the Seller’s title insurance policy for the Loan; and (3) the originals or copies, where originals are not in Seller’s possession, of all other material documents, third party studies, and surveys currently in Seller’s possession, including environmental reports, property condition reports, leases, tenant estoppel certificates, subordination, non-disturbance and attornment agreements, opinion letters, zoning comfort letters and correspondence (other than email correspondence), in each case, if any, relating to the Loan or the collateral for the Loan, other than the Excluded Documents.

Section 1.22 “Note” means, collectively, (i) that certain Promissory Note A dated November 30, 2007 in the original principal amount of $6,825,000, and (ii) that certain Promissory Note B dated November 30, 2007 in the original principal amount of $4,175,000, evidencing the Loan.

Section 1.23 “Purchase Price” means the sum identified as the Purchase Price in Schedule 1 hereto.

Section 1.24 “Seller’s Asset Manager” means Jeffrey Connors, the employee of Seller who is the primary asset manager of the Loan.

ARTICLE 2

PURCHASE AND SALE OF THE ASSIGNED RIGHTS

Section 2.1 Agreement to Sell and Purchase Assigned Rights and Obligations. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer and assign, and Buyer agrees to purchase and assume, the Assigned Rights and Obligations on the Closing Date, on an “AS IS,” “WHERE IS” BASIS, “WITH ALL FAULTS” AND WITHOUT REPRESENTATIONS, EXPRESS OR IMPLIED, OF ANY TYPE, KIND, CHARACTER OR NATURE (INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND WITHOUT WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE, KIND, CHARACTER OR NATURE (INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), EXCEPT THE LIMITED AND EXPRESS REPRESENTATIONS OF SELLER SET FORTH IN ARTICLE 4 HEREOF, AND WITHOUT RECOURSE OF ANY NATURE TO SELLER (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT). BUYER’S OBLIGATIONS UNDER THIS AGREEMENT ARE NOT SUBJECT TO OR CONTINGENT UPON BUYER OBTAINING ANY FINANCING IN CONNECTION WITH THE PURCHASE OF THE ASSIGNED RIGHTS AND OBLIGATIONS.

Section 2.2 Purchase Price. Not later than 1:00 p.m. (eastern time) on the Closing Date, Buyer shall deposit in Escrow, by wire transfer of immediately available funds, the balance of the Purchase Price (net of the Deposit and any other adjustments or credits due to Buyer under this Agreement), together with any additional amounts payable by Buyer pursuant to the closing adjustments described in Section 6.5 hereof.

Section 2.3 Deposit. Within one (1) Business Day of the Effective Date, Buyer shall deliver the Deposit into Escrow. The Deposit shall be applied to the Purchase Price upon Closing. Buyer’s failure to timely deliver the Deposit in Escrow shall constitute a default of this Agreement.

Section 2.4 Notice of Buyer Designee. On or before the date that is three (3) Business Days prior to the Closing Date, Buyer may designate to Seller in writing, at its sole discretion, an affiliated entity as designee to receive and assume the Assigned Rights and Obligations so long as such entity is not a Credit Party Affiliate. If Buyer designates another entity to assume the Assigned Rights and Obligations, Buyer nevertheless shall remain liable for all obligations of Buyer hereunder and thereunder, notwithstanding any such designation.

Section 2.5 Escrow. Upon the execution of this Agreement by Buyer and Seller, and the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open Escrow for the consummation of the transfer of the Assigned Rights and Obligations to Buyer pursuant to this Agreement. Upon Escrow Holder’s receipt of the Deposit and Escrow Holder’s written acceptance of this Agreement, Escrow Holder is authorized to act in accordance with the terms of this Agreement. Buyer and Seller shall promptly execute general escrow instructions based upon this Agreement at the reasonable request of Escrow Holder; provided, however, that if there is any conflict or inconsistency between such general escrow instructions and this Agreement, this Agreement shall control. Upon the Closing, Escrow Holder shall pay any sum owed to Seller with immediately available United States federal funds.

Section 2.6 Absolute Conveyance. It is the express intent of Seller and Buyer that the conveyance of the Assigned Rights and Obligations by Seller to Buyer be an absolute sale of the Assigned Rights and Obligations. It is, further, not the intention of the parties that such conveyance be deemed the grant or pledge of a security interest in the Loan by Seller to Buyer to secure a debt or other obligation of Seller.

Section 2.7 Examination of Loan.

(a) Location of Loan File. To the extent that Buyer has not previously been given access to the electronic data room containing copies of the Loan File prior to the Effective Date, on the Effective Date, Seller shall make such electronic data room available to Buyer and its agents for examination. Buyer acknowledges that Seller will not provide actual physical copies of the documents and materials comprising the Loan File and contained in the electronic data room, except that Seller shall deliver Buyer actual physical copies of the Loan Documents itemized in Exhibit A to this Agreement.

(b) Rejection and Approval of Loan. Buyer shall have the right prior to the end of the Inspection Period to notify Seller, in writing, of Buyer’s decision to reject the purchase of the Loan. Buyer’s failure to so notify Seller prior to the end of the Inspection Period shall be deemed to be Buyer’s approval of the Loan. In the event that Buyer timely rejects the purchase of any of the Loan, Escrow Holder shall return the Deposit to Buyer and this

Agreement shall terminate and be of no further force or effect other than those provisions that expressly survive a termination of this Agreement.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Section 3.1 Representations and Warranties. Buyer hereby represents and warrants as of the Effective Date and as of the Closing Date that:

(a) Authorization and Compliance. Buyer is duly and legally authorized to enter into this Agreement and has complied with all laws, rules, regulations, charter provisions and bylaws to which it may be subject and that the undersigned representative is authorized to act on behalf of and bind Buyer to the terms of this Agreement.

(b) Binding Obligation of Buyer. Assuming due authorization, execution and delivery by each other party hereto, this Agreement and all of the obligations of Buyer hereunder are the legal, valid and binding obligations of Buyer, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) No Conflict With Other Agreements. The execution and delivery of this Agreement and the performance of its obligations hereunder by Buyer will not conflict with any provision of any law or regulation to which Buyer is subject or conflict with or result in a breach of or constitute a default of any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is bound or any order or decree applicable to Buyer.

(d) No Further Consent Required. Buyer is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with Buyer’s execution, delivery, or performance of this Agreement, except such as have been obtained.

(e) Financial Records. Buyer intends that its purchase of the Loan from Seller constitutes a true purchase thereof, and that the financial records of Buyer will report (and Buyer shall otherwise treat) the purchase of the Loan as a purchase by Buyer.

(f) “Not On OFAC List.” Buyer is not: (a) a person or entity who is identified on the list of specially designated nationals subject to sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control (accessible through the internet website www.treas.gov/ofac/t11sdn.pdf), or (b) a person or entity with whom a U.S. citizen is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law or Executive Order of the U.S. President.

(g) No Borrower Affiliation. Buyer is not a Credit Party Affiliate.

Section 3.2 Outstanding Taxes, Liens. Buyer acknowledges that there may exist certain real estate taxes, mechanic’s liens, and other costs related to the Property that remain unpaid as of the Effective Date and which may remain unpaid as of the Closing Date; provided, however, that, to Seller’s Actual Knowledge, Seller has not received any written notice of any delinquent real estate taxes or liens affecting the Collateral that have not been paid. Buyer assumes all liability in connection therewith and Seller shall have no liability therefor.

Section 3.3 Independent Evaluation. Buyer is a sophisticated investor and Buyer’s decision to purchase the Loan and assume the Assigned Rights and Obligations pursuant to this Agreement is based upon Buyer’s own independent evaluation of the information made available by Seller, and Buyer’s independent evaluation of the Loan Documents, Loan File, Collateral, and related information which Buyer acknowledges and agrees Seller has made available to it and that Buyer has been or will be given the opportunity to inspect. Buyer has had or will have a reasonable opportunity to review and, to the extent Buyer deemed necessary, has examined, the Loan Documents, the Loan File, and the Collateral. In addition, Buyer hereby acknowledges and agrees that it has received and reviewed or will have received and reviewed to its satisfaction all third-party reports or summaries and any financial and other data and information relating to the Collateral, the Loan and each of the Credit Parties as it has determined to obtain. Buyer hereby further acknowledges and agrees that: (a) Buyer has, independently and without reliance upon Seller or any of its agents or advisors, and based on such documents and information as Buyer has deemed appropriate, made Buyer’s own credit analysis and decision to purchase the Loan and Buyer hereby accepts responsibility therefor; (b) Seller has not provided to Buyer, and Buyer has not relied on or used in any way, any credit analysis of any Credit Party or any Collateral prepared by Seller or any of its agents or advisors or any investigation or assessment of risk with respect to the Loan prepared by Seller or any of its agents or advisors or any investigation or assessment of risk with respect to any of the Properties prepared by Seller or any of its agents or advisors; and (c) except as expressly provided to the contrary in this Agreement, any information provided to Buyer by Seller regarding the Loan, any Credit Party, or any collateral for the Loan is provided without any warranty or representation, express or implied, as to its accuracy or completeness. Buyer hereby further acknowledges and agrees that, except as expressly set forth in this Agreement, Seller has made no representations or warranties with respect to the Loan, the Loan Documents, any Credit Party, the Loan File, the Collateral or any other collateral relating thereto or any of them, and that Seller shall have no responsibility for: (i) the collectability of the Loan; (ii) the validity, enforceability or legal effect of any of the Loan Documents furnished or to be furnished to Seller in connection with the origination of any of the Loan; (iii) the validity, sufficiency, effectiveness or perfection of the liens created or to be created by the Loan Documents; (iv) the state of title to any Collateral; (v) the environmental condition of any Collateral or of any adjoining property, or any Credit Party or any of its affiliates’ compliance with any environmental laws, conditions, orders, decrees, rules or regulations, or any existing or potential environmental liability arising with respect to or relating to any Collateral; (vi) the compliance of any Collateral with any and all applicable laws, rules and regulations, including but not limited to zoning, subdivision, land use, housing, or handicapped accessibility laws, codes, rules or regulations; or (vii) the financial condition of any Credit Party; (viii) the organizational or ownership structure of any Credit Party. Buyer hereby assumes any and all risk of loss from and after the Closing Date in connection with: (x) the Loan from the failure or refusal of any Credit Party to pay interest, principal or other amounts due on the Loan, (y) defaults by any Credit Party under the Loan Documents, and/or (z) the unenforceability or lack of priority of any of the Loan Documents.

Section 3.4 Excluded Documents. Buyer acknowledges and agrees that Seller will not disclose or transfer the Excluded Documents. Buyer further acknowledges and agrees that the Excluded Documents may contain significant information relating to Seller’s perceived value of the Loan; provided, however, that, to Seller’s Actual Knowledge, such failure to disclose or transfer the Excluded Documents shall not cause items in the Loan File to become unenforceable, invalid, untrue or misleading in any material respect.

Section 3.5 Collection Risks Understood. Buyer further acknowledges that in acquiring the Loan, Buyer is assuming the risk of full or partial loss which is inherent with the credit, collateral and collectability risks associated with the Loan. Buyer understands that the Loan may be in default and may be non-performing.

Section 3.6 Right to Conduct Due Diligence. Buyer has been invited and given the opportunity to conduct such due diligence review and analysis of the Collateral, Loan Documents, the Loan File and related information, together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including, without limitation, any bankruptcy courts in which any Credit Party may be subject to any pending bankruptcy proceedings), as Buyer deemed necessary, proper or appropriate in order to make a complete, informed decision with respect to the purchase and acquisition of the Assigned Rights and Obligations.

Section 3.7 “AS-IS” Sale. Buyer acknowledges and agrees that Seller has not and does not represent, warrant or covenant any condition or status of the Collateral or the nature, accuracy, or completeness of any of the Loan Documents, the Loan File, and/or of the financial condition or status of any Credit Party or the Collateral. Except as expressly provided in Article 4, all documentation, information, analysis and/or correspondence, if any, which is or may be sold, transferred, assigned and conveyed to Buyer with respect to the Collateral or the Loan is sold, transferred, assigned and conveyed to Buyer on an “AS IS, WHERE IS” BASIS, WITH ALL FAULTS.

Section 3.8 No Further Reliance on Seller. Buyer is not relying upon the continued actions or efforts of Seller in connection with its decision to purchase the Loan and to purchase and assume the Assigned Rights and Obligations, and Buyer agrees that, because of its sophistication and status, the representations made herein and other valid reasons and the purchase of the Loan, the Assigned Rights and Obligations does not constitute the purchase of securities within the meaning of federal or state securities laws.

Section 3.9 Application to Designee. If Buyer designates an affiliate to receive and assume the Assigned Rights and Obligations pursuant to Section 2.4, all of the representations, warranties and covenants of Buyer contained in this Article 3 shall be deemed remade and to apply to Buyer’s designee as if the name of Buyer’s designee were substituted in place of Buyer in each instance other than the preamble to Article 3.

Section 3.10 Survival. Buyer’s representations and warranties in this Article 3 shall survive the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1 Seller hereby represents and warrants as of the Effective Date and as of the Closing Date that:

(a) Authorization and Compliance. Seller is duly and legally authorized to enter into this Agreement, and the undersigned representative is authorized to act on behalf of and bind Seller to the terms of this Agreement.

(b) Binding Obligation of Seller. Assuming due authorization, execution and delivery by each other party hereto, this Agreement and all of the obligations of

Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) No Conflict With Other Agreements. The execution and delivery of this Agreement and the performance of its obligations hereunder by Seller will not conflict with any provision of any law or regulation to which Seller is subject or conflict with or result in a breach of or constitute a default of any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller.

(d) No Further Consent Required. Seller is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with Seller’s execution, delivery, or performance of this Agreement, except such as have been obtained or will be obtained prior to Closing.

(e) Owner of Loan. As of the Effective Date (a) Seller has the authority and right to sell and assign the Note, Loan and Assigned Rights and Obligations to Buyer; (b) Seller is presently the sole owner and beneficiary under all of the Loan Documents, and has not assigned, pledged, promised, encumbered or otherwise transferred any interest in the Loan or any of the Loan Documents to any other person or party; and (c) the copies of the Loan Documents provided by Seller to Buyer are true and complete copies thereof, and to Seller’s Actual Knowledge, each of such instruments is in full force and effect.

(f) Loan Information. The outstanding principal balance of the Loan, the accrued unpaid interest payable under the Note and the outstanding balance of the reserves and impounds held in connection with the Loan are as set forth on Exhibit B attached hereto as of the date set forth in Exhibit B. To the extent that Seller receives any principal, interest or other payments from any Credit Party after the Effective Date, Seller shall provide Buyer with a written statement with the updated outstanding principal balance and interest paid to date.

Section 4.2 Right to Update. Seller shall promptly advise Buyer in writing if Seller obtains Actual Knowledge of any information following the Effective Date which would make any of Seller’s representations and warranties set forth in this Article 4 untrue in any material respect; provided, however, that it shall not be a breach of such representation or warranty if Seller did not have Actual Knowledge that such representation or warranty was untrue when made. If Seller or Buyer acquires Actual Knowledge following the Effective Date and prior to the Closing which would make any of the representations or warranties untrue in any material adverse respect, then, as Buyer’s sole remedy, Buyer shall have the right to terminate this Agreement by delivery of written notice to Seller prior to the Closing Date and, in the event of such termination, the Deposit shall be returned to Buyer and all rights and obligations under this Agreement shall cease except those which expressly survive. If, prior to the Closing, Buyer becomes aware of any facts that make any of the representations or warranties set forth in this Article 4 untrue, but Buyer nevertheless elects to close hereunder, then Buyer shall be deemed to have waived any claim against Seller based on such untrue representation or warranty. The provisions of the immediately preceding sentence shall survive the Closing.

Section 4.3 Seller’s Knowledge. The phrase “Seller’s Knowledge” or similar phrase shall mean only the actual knowledge of Seller’s Asset Manager without any duty to investigate.

Section 4.4 Survival. Seller’s representations and warranties in this Article 4 and Sections 3.2 and 3.4 shall survive the Closing for a period of twelve (12) months.

Section 4.5 Disclaimer. EXCEPT FOR THOSE EXPRESSED IN ARTICLE 4, NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, HAVE BEEN MADE BY SELLER OR BY ANYONE ACTING ON ITS BEHALF, PARTICULARLY, BUT WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, NO WARRANTIES OR REPRESENTATIONS REGARDING (i) THE COLLECTABILITY OF THE LOAN, (ii) THE CREDITWORTHINESS OF ANY CREDIT PARTY, (iii) THE VALUE OF ANY COLLATERAL SECURING PAYMENT OF THE LOAN, (iv), THE LOAN’S FREEDOM FROM LIENS AND ENCUMBRANCES, IN WHOLE OR IN PART, (v) THE TRANSFERABILITY AND ENFORCEABILITY OF THE LOAN DOCUMENTS SUPPORTING THE LOAN, OR (vi) TITLE TO OR THE CONDITION OF THE UNDERLYING COLLATERAL INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL MATTER OR CONDITION, WHETHER LATENT OR OBSERVABLE. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE LOAN SOLD AND THE RIGHTS AND OBLIGATIONS ASSIGNED TO AND ASSUMED BY BUYER UNDER THIS AGREEMENT ARE SOLD AND TRANSFERRED WITHOUT RECOURSE.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1 Conditions for the Benefit of Buyer, Including Due Diligence. Notwithstanding anything in this Agreement to the contrary, Buyer’s obligation to purchase and assume the Assigned Rights and Obligations shall be subject to and contingent upon the satisfaction (or waiver by Buyer) of each of the following conditions precedent, prior to or on the Closing Date:

(a) All Closing Documents to be executed by Seller pursuant to Section 6.3 hereof shall have been executed and delivered by Seller as required thereby.

(b) Neither Buyer nor Seller shall have terminated this Agreement pursuant to the terms of this Agreement.

(c) Each and every representation and warranty of Seller contained in this Agreement shall be true and correct as and when made and as of the Closing Date in all material respects, subject Section 4.2.

Section 5.2 Conditions for the Benefit of Seller. Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell and assign the Assigned Rights and Obligations shall be subject to and contingent upon the satisfaction (or waiver by Seller) of the following conditions precedent prior to or on the Closing Date:

(a) Payment of the Purchase Price, plus sufficient funds to pay Buyer’s share of all escrow costs, prorations and closing expenses as set forth in Section 6.5 below, to Seller at the Closing.

(b) All Closing Documents to be executed by Buyer pursuant to Section 6.2 hereof shall have been executed and delivered by Buyer thereby.

(c) Neither Buyer nor Seller shall have terminated the Agreement pursuant to the terms of this Agreement.

(d) Each and every representation and warranty of Buyer contained in this Agreement shall be true and correct as and when made and as of the Closing Date in all material respects.

Section 5.3 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Section 5.1 or 5.2 do not occur as of the Closing Date, or such earlier date as may be set forth above, or have not been waived in writing by Buyer or Seller, respectively, the party for whose benefit the failed condition exists may terminate this Agreement by written notice to the other party, the Deposit will be returned to Buyer, and neither party shall have any further obligation to the other, other than as stated in the Agreement. Buyer and Seller may, at their election, at any time or times on or before the Closing Date, waive in writing the benefit of any of the conditions set forth in Section 5.1 or 5.2. A party’s waiver of any condition to the Closing shall not constitute a waiver by that party of any other unsatisfied conditions, or of such party’s right to terminate this Agreement based on said other unsatisfied conditions, unless such waiver is specified in writing by such party.

ARTICLE 6

ESCROW AND CLOSING

Section 6.1 Escrow. The Escrow contemplated by this Agreement shall be opened by Buyer and Seller with Escrow Holder in accordance with Sections 2.3 and 2.5 herein. The Closing shall, at Seller’s election, be either by telephone, confirmed by letter or wire or conducted in person at the place designated by Seller and reasonably acceptable to Buyer.

Section 6.2 Deposits by Buyer. On or before the Closing Date (unless a specific delivery date is set forth below), Buyer shall deposit or cause to be deposited into Escrow:

(a) not later than 1:00 p.m. (eastern time) on the Closing Date, the Purchase Price, net of the Deposit, plus sufficient funds to pay Buyer’s share of all Escrow costs and closing expenses as set forth in Section 6.5 below by means of a wire transfer to Escrow Holder of U. S. Dollars in immediately available federal funds;

(b) a counterpart Assignment and Assumption of Assigned Rights and Obligations, executed by Buyer;

(c) a counterpart of a settlement statement prepared by the Escrow Holder; and

(d) such disclosures, reports or mortgage transfer affidavits as may be required by applicable state and local law in connection with the conveyance of the Loan.

Section 6.3 Deposits by Seller. On or before the Closing Date, Seller shall deposit in Escrow the following:

(a) a counterpart Assignment and Assumption of Assigned Rights and Obligations, executed by Seller;

(b) an assignment of Seller’s beneficial interest under the Mortgage and the Assignment of Leases and Rents in the form of Exhibit D attached hereto to Buyer (“Assignment of Recorded Documents”), executed and acknowledged by Seller;

(c) a UCC-3 statement assigning the UCC-1 financing statement listed on Exhibit A attached hereto to Buyer (“UCC-3”) or written authorization from Seller pursuant to which Buyer can prepare and file the UCC-3;

(d) the original Note endorsed to the order of Buyer or Buyer’s designee, without recourse, representation or warranty pursuant to the Allonges in the forms of Exhibit E attached hereto and Exhibit E-1 attached hereto;

(e) a counterpart of a settlement statement prepare by the Escrow Holder; and

(f) such disclosures, reports or mortgage transfer affidavits as may be required by applicable state and local law in connection with the conveyance of the Loan.

Section 6.4 Delivery of Loan Documents. Seller agrees to deliver to Buyer or Buyer’s designee on or immediately following the Closing Date each original Loan Document and Seller’s original loan policy of title insurance in Seller’s possession (and copies of all Loan Documents of which Seller does not have originals, provided that Seller shall deliver to Buyer at Closing, the original Note and the originals of any guarantees with respect to the Loan).

Section 6.5 Closing Costs. Seller and Buyer shall each pay the fees and expenses of their respective legal counsel incurred in connection with this transaction. Escrow Holder’s fees for serving as escrow agent shall be paid by Buyer. Buyer shall pay all other title and escrow costs and expenses related to the transaction and the cost of any recordation or transfer fees and/or taxes associated with selling, transferring, and assigning the Loan, including, without limitation, recording an assignment of the mortgage or deed of trust which secures the Loan, assignments of any financing statements, and any fees and/or taxes associated with other transfer documents which are to be recorded in connection with the transactions contemplated hereby. The Purchase Price shall be absolutely net to Seller, and there shall be no prorations except as provided in Section 6.6 below. On or before the Closing Date, Buyer agrees to deposit with Escrow Agent cash in an amount sufficient to pay all costs to be paid by Buyer with respect to the Closing.

Section 6.6 Reserves and Impounds. Seller is currently holding funds in escrow for taxes in the amount set forth on Exhibit B. Any funds remaining in the tax escrow on the Closing Date shall be retained by Seller and credited against the Purchase Price at Closing.

Section 6.7 Loan Payments. Payments of principal and/or interest payable pursuant to the Loan or any of the Loan Documents shall be the property of Seller and shall not be prorated as between Buyer and Seller if received by Seller on or before the Closing Date. Buyer shall be entitled to any principal or interest paid prior to the Closing Date and attributable to the period after the Closing Date. If the Loan is repaid in full on or before the Closing Date, Seller shall be entitled to retain all of such payment, the Deposit shall be returned to Buyer, and this Agreement shall terminate. There shall be no proration of amounts due and payable under the Loan for the period prior to the Closing Date which have not been paid. To the extent Seller or any Related Persons of Seller (defined below) receives any such payments with respect to the Loan after the Closing Date, all such amounts shall be paid to the Buyer within ten (10) days after receipt. The provisions of this Section 6.7 shall survive Closing.

Section 6.8 Insured Collateral. Buyer is responsible for having itself substituted as loss payee on any collateral risk insurance in which Seller is currently listed as a loss payee. Any loss after the Closing to either Any Credit Party or to Buyer or to the value or collectability of the Loan due to Seller’s cancellation of collateral risk insurance or its failure to identify Buyer as loss payee is the sole responsibility of Buyer.

Section 6.9 Title Insurance. Seller shall have no responsibility for and shall have no obligation to pay any costs associated with transferring and obtaining any endorsements to any existing title policy or new title policy in connection with this transaction. Seller makes no assurance regarding the availability of any endorsements or accuracy or enforceability of any existing title policy.

Section 6.10 Notice to Borrower. On or before the Closing Date, Seller shall execute and cause to be delivered to each borrower under the Loan a Notice to Borrower in the form attached hereto as Exhibit F (“Notice to Borrower”), notifying such borrower(s) that the Note and Loan Documents for such borrower’s Loan have been assigned to Buyer and directing such borrower to make all further payments under the Loan to Buyer at the address set forth in the Notice to Borrower. Seller shall provide Buyer with a copy of the Notice to Borrower.

ARTICLE 7

FILES AND RECORDS; SERVICING

Section 7.1 Conformity to Law. Buyer agrees to abide by all applicable state and federal laws, rules and regulations regarding the handling and maintenance of all documents and records relating to the Loan purchased hereunder including, but not limited to, the length of time such documents and records are to be retained. The provisions of this Section 7.1 shall survive the Closing.

Section 7.2 Inspection by Seller. After the transfer of documents or files to Buyer pursuant to the terms of this Agreement, Buyer agrees that Seller shall have the continuing right to use, inspect, and make extracts from or copies of any such documents or records, in connection with any dispute or litigation related to the Collateral or the Loan in which Seller is a party, upon Seller’s reasonable notice to Buyer. The provisions of this Section 7.2 shall survive the Closing.

Section 7.3 Release of Servicing. Neither Seller nor any of its affiliates will continue to service the Loan after the Closing Date, and Seller will be automatically discharged from all obligations for servicing the Loan as of the Closing Date. Buyer acknowledges and agrees that Buyer shall be solely responsible for making any and all arrangements relating to the servicing of the Loan from and after the Closing Date.

ARTICLE 8

RELEASE AND INDEMNIFICATION OF SELLER

Section 8.1 Environmental Issues. Buyer expressly acknowledges that there may be certain environmental issues, risks, liabilities and/or contaminations with respect to the Collateral securing the payment of the Note. BUYER FURTHER ACKNOWLEDGES AND AGREES

THAT SELLER HAS ADVISED BUYER THAT BUYER HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE ENVIRONMENTAL ASSESSMENTS, IF ANY, HELD BY SELLER, AND THAT BUYER WILL BE RELYING SOLELY ON ITS OWN INVESTIGATIONS (OR HAS DECIDED TO PROCEED AT ITS OWN RISK WITHOUT ANY SUCH INVESTIGATIONS EVEN THOUGH SELLER HAS RECOMMENDED SUCH INVESTIGATIONS) OF THE COLLATERAL, AND BUYER HEREBY WAIVES, RELEASES AND AGREES NEVER TO ASSERT ANY RIGHTS OR CLAIMS AGAINST SELLER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM FOR INDEMNIFICATION, REIMBURSEMENT OR CONTRIBUTION) ARISING FROM OR RELATED TO THE COLLATERAL OR ANY ENVIRONMENTAL REQUIREMENTS (AS DEFINED BELOW) OR ANY HAZARDOUS MATERIALS (AS DEFINED BELOW) ON, UNDER, ABOUT OR AROUND THE COLLATERAL. For purposes of this Agreement, the term “Hazardous Materials” means any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §960 1 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §9601 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S. C. §260 1 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as defined below) or the common law, or any other applicable laws relating to the Collateral. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Collateral, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Collateral or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Collateral or adjacent property; or (C) which, if it emanated or migrated from the Collateral, could constitute a trespass. For purposes of this Agreement, the term “Environmental Requirements” means all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Collateral is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner or operator of the Collateral, or the use of the Collateral, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

Section 8.2 Release of Seller. Buyer hereby releases and forever discharges Seller, its agents, servants, directors, officers, employees, servicers, attorneys, successors, assigns and affiliates (all such persons being collectively referred to as the “Related Persons”), of and from any and all causes of action, claims, demands and remedies of whatsoever kind and nature that Buyer has or may in the future have against Seller or any Related Persons, and in any manner on account of, arising out of or related to the Loan purchased and the rights assigned hereunder except for claims or causes of action arising by reason of Seller’s breach of this Agreement (the “Released Matters”). It is the intention of Buyer that the foregoing general release shall be effective as a bar to all actions, causes of action, suits, claims or demands of every kind, nature or character whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in connection with the Released Matters.

Section 8.3 Indemnification.

(a) Subject to the provisions of Section 8.3(c), Buyer hereby agrees to indemnify, hold harmless and defend Seller and all Related Persons (collectively, the “Indemnified Parties”), and each of them, from and against any and all losses, causes of action, liabilities, claims, demands, obligations, damages, costs and expenses, including reasonable attorneys’ and accountants’ fees and costs, to which any of the Indemnified Parties may become subject on account of, arising out of, or related to any act, omission, conduct or activity of Buyer or any of its officers, directors, employees, agents, attorneys, servants, shareholders, successors or assigns, on account of, arising out or related to (i) this Agreement, including, without limitation, the exercise of Buyer’s due diligence rights hereunder, (ii) the Loan purchased, the rights assigned and the obligations assumed hereunder, and (iii) the use, ownership, control, operation or condition of Collateral securing the Loan purchased hereunder, including without limitation, the presence or release of any Hazardous Materials or any other hazardous or toxic fluids, substances or materials on, under or about such Collateral.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action to which this Section 8.3 shall apply, the Indemnified Party shall notify Buyer in writing of the commencement of such action and of the possibility of a claim by the Indemnified Party against Buyer under this Section; however, failure of the Indemnified Party to so notify Buyer will not relieve Buyer of liability hereunder. Buyer shall be entitled to participate in such action and may, with the consent of the Indemnified Party, assume the defense of such action with counsel selected by Buyer with the approval of the Indemnified Party. After Buyer’s assumption of the defense, Buyer shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such action, unless (i) such expenses are incurred with the prior written approval of Buyer, or (ii) if the Indemnified Party reasonably determines that its interests may be adverse in whole or in part to those of Buyer and that there may be legal defenses available to the Indemnified Party that are different from, in addition to or inconsistent with defenses available to Buyer, in which case the Indemnified Party may retain its own counsel and be indemnified by Buyer for all legal and other expenses and costs reasonably incurred in connection with the investigation and defense of the action.

(c) Buyer shall not be liable for the settlement of any action if such settlement is effected without Buyer’s express written consent, which shall not be unreasonably withheld or delayed. If any action is settled with Buyer’s written consent or if there is a final judgment against the Indemnified Party in any action, Buyer shall indemnify, hold harmless and defend the Indemnified Party from and against all loss or liability incurred by reason of such settlement or judgment.

(d) Notwithstanding anything to the contrary in this Agreement, Seller shall continue to be entitled to the rights of indemnity, defense and to be held harmless provided to the “Lender” or any “Indemnitee” under and as defined in the Loan Documents; provided that nothing herein shall be construed to limit the right, title and interest of Buyer once Buyer has acquired the Loan and thereby become the “Lender” under and as defined in the Loan Documents, to all such rights of indemnity, defense and to be held harmless.

Section 8.4 Loan File. Seller has provided Buyer with access to copies of the Loan File. BUYER UNDERSTANDS AND ACKNOWLEDGES THAT, ALTHOUGH SELLER HAS ATTEMPTED TO PROVIDE BUYER ACCESS TO INFORMATION IN SELLER’S POSSESSION WHICH SELLER BELIEVED COULD BE RELEVANT, THE LOAN FILE WAS NOT PREPARED FOR BUYER OR TO BE RELIED UPON BY BUYER, THAT IT

MAY BE INCOMPLETE AND OUTDATED AND MAY CONTAIN ERRORS, OMISSIONS, AND INACCURATE AND CONFLICTING INFORMATION, AND THAT SELLER HAS NOT ATTEMPTED TO VERIFY, CORRECT OR RECONCILE THE INFORMATION IN THE LOAN FILE. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, BUYER UNDERSTANDS AND ACKNOWLEDGES THAT ANY REPORT OR DOCUMENT IN THE LOAN FILE WHICH MAY BE PROVIDED BY SELLER IS BEING PROVIDED WITHOUT REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS, ACCURACY OR SUFFICIENCY OF THE FACTS, ASSUMPTIONS OR CONCLUSIONS CONTAINED THEREIN; AND BUYER HEREBY WAIVES, RELEASES AND AGREES NEVER TO ASSERT ANY CLAIMS AGAINST SELLER, ITS RESPECTIVE REPRESENTATIVES OR THE PREPARERS OF THE LOAN FILE WHICH COULD BE ALLEGEDLY BASED UPON RELIANCE ON THE LOAN FILE. BUYER HAS BEEN AND IS HEREBY EXPRESSLY ADVISED BY SELLER TO CONDUCT AN INDEPENDENT INVESTIGATION WITH RESPECT TO THE IDENTIFICATION AND SUFFICIENCY OF THE COLLATERAL, THE VALUE AND CONDITION OF THE COLLATERAL, THE LIEN PRIORITY AND PERFECTION OF THE LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, OBTAINING TITLE SEARCHES AND/OR, IF OBTAINABLE, LENDER’S TITLE POLICY ENDORSEMENTS OR NEW LENDER’S TITLE POLICIES IN CONNECTION WITH THE COLLATERAL), THE FINANCIAL CONDITION AND MANAGEMENT ABILITY OF ANY CREDIT PARTY, THE VALIDITY AND ENFORCEABILITY OF THE LOAN DOCUMENTS AND ALL OTHER MATTERS) WHICH COULD AFFECT THE COLLECTABILITY AND VALUE OF THE NOTE AND OTHER LOAN DOCUMENTS, THE ASSIGNED RIGHTS AND OBLIGATIONS. If the Loan File were made available to Buyer through an electronic data room provided by Seller’s Broker, Seller agrees to maintain Buyer’s access to such electronic data room for at least ten (10) days after Closing.

ARTICLE 9

BREACH OF THE AGREEMENT

Section 9.1 Seller’s Breach. If Seller breaches this Agreement, the breach is discovered prior to Closing by Buyer and Buyer proceeds to close the transactions contemplated hereunder, Buyer shall have waived any and all damages resulting from Seller’s breach. If Seller breaches this Agreement and Buyer does not close the transactions contemplated hereunder, Buyer shall have the right, as its sole and exclusive remedy, to either: (a) commence an appropriate action for specific performance of Seller’s obligations under this Agreement within thirty (30) days after the scheduled Closing Date, and diligently prosecute the same; or (b) terminate this Agreement by giving written notice of the termination to Seller within two (2) Business Days after the Closing Date, whereupon neither party shall have any further rights or obligations under this Agreement (except for those which expressly survive the termination of this Agreement), and the Escrow Holder shall deliver the Deposit to Buyer, free of any claims by Seller. Buyer hereby waives any and all rights it may have at law or in equity to record a notice of pendency of action or similar notice on the title of any of the Collateral. In addition, Buyer may not recover any consequential, exemplary, incidental, special or punitive damages resulting from Seller’s breach of this Agreement. Buyer’s damages for such breach may not exceed the amount of the Deposit.

Section 9.2 Buyer’s Breach. If Buyer defaults under this Agreement prior to Closing, Seller’s sole and exclusive remedy at law or in equity shall be to terminate this Agreement and to retain the Deposit in accordance with Sections 2.4 and 9.3. If Buyer defaults under this Agreement after Closing, Seller may, at Seller’s option, pursue all of Seller’s rights and remedies that Seller may have under this Agreement and at law; provided that Seller may not recover any consequential, exemplary, incidental, special or punitive damages resulting from Buyer’s breach of this Agreement.

Section 9.3 Liquidated Damages. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT (a) IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO DETERMINE SELLER’S ACTUAL DAMAGES IN THE EVENT OF BUYER’S DEFAULT UNDER THIS AGREEMENT, AND (b) TAKING INTO ACCOUNT ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S ACTUAL DAMAGES IN SUCH EVENT. CONSEQUENTLY, IN THE EVENT OF BUYER’S DEFAULT UNDER THIS AGREEMENT PRIOR TO CLOSING, SELLER’ S SOLE AND EXCLUSIVE REMEDY AT LAW SHALL BE TO TERMINATE THIS AGREEMENT AND TO RECEIVE AND RETAIN THE DEPOSIT.

Initials:

Buyer	Seller

Section 9.4 No Personal Liability. In no event shall any shareholder, director, partner or officer of Seller or a Related Person be personally liable for any obligations of Seller under this Agreement.

Section 9.5 Damages Related To Collateral. Seller shall have no liability to Buyer with respect to any damage deriving from or related to the Collateral.

ARTICLE 10

NOTICES

Unless otherwise provided for herein, all notices and other communications required or permitted hereunder shall be in writing (including a writing delivered by facsimile transmission and simultaneously sent by regular mail) and shall be deemed to have been duly given (a) when delivered, if sent by registered or certified mail (return receipt requested), (b) when delivered, if delivered personally or by facsimile or (c) on the second following Business Day, if sent by overnight mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to the Seller:	Capmark Bank
230 W. Monroe, Suite 2420
Chicago, IL 60606
	Attention:	Joe Forgue, Senior Vice President & Managing Director
	Fax No.:	(301) 845-8621

With a copy to:

Capmark Bank
116 Welsh Road
Horsham, PA 19044-8015
	Attention:	Jeff Alexander, Assistant General Counsel
	Fax No.:	(215) 328-0134

With a copy to:

Capmark Finance Inc.
1801 California Street, Suite 3900
Denver, CO 80202
	Attention:	Shawn Henry, Senior Vice President
US/European Capital Markets
	Fax No.:	(303) 672-8597

With a copy to:	Greenberg Traurig LLP
3161 Michelson Drive, Suite 1000
Irvine, California 92612
	Attention:	Scott A. Morehouse
	Fax No.:	(949) 266-9478

If to the Buyer:	Buyer’s notice address is set forth in Schedule 1 attached hereto

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1 Waiver of Jury Trial. WITHOUT LIMITATION OF ANY OTHER COVENANT, RELEASE, REPRESENTATION OR WARRANTY OF BUYER OR SELLER OR ANY RIGHT OR REMEDY OF SELLER OR BUYER UNDER THIS AGREEMENT, AT LAW OR IN EQUITY, BUYER AND SELLER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, ANY OF THE DOCUMENTS EXECUTED PURSUANT THERETO OR HERETO OR IN CONNECTION THEREWITH OR HEREWITH OR ANY OTHER STATEMENTS OR ACTIONS OF SELLER OR BUYER. BUYER AND SELLER EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER AND BUYER TO ENTER INTO THIS AGREEMENT AND EACH SUCH DOCUMENT, AND THAT THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

Section 11.2 Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

Section 11.3 Rights Cumulative: Waivers. The rights of each of the parties under this Agreement are cumulative and may be exercised as often as any party considers appropriate. The right of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute suspension or any variation of any such right.

Section 11.4 Headings. The headings of the Articles and Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

Section 11.5 Construction. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun and pronoun of one gender shall be deemed to include the equivalent pronoun of the other gender.

Section 11.6 Assignment. Subject to Section 2.4, this Agreement may not be assigned by Buyer without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion. Any attempted assignment by Buyer without the prior consent of Seller shall be voidable by Seller. Subject to the foregoing, this Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Exhibits hereto, shall be binding upon and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, successors, and assigns.

Section 11.7 Prior Understandings. This Agreement supersedes any and all prior discussions and agreements between Seller and Buyer with respect to the purchase of the Loan and other matters contained herein, and this Agreement contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein.

Section 11.8 Integrated Agreement. This Agreement and all Exhibits hereto constitute the final complete expression of the intent and understanding of Buyer and Seller. This Agreement shall not be altered or modified except by a subsequent writing, signed by Buyer and Seller.

Section 11.9 Counterparts. This Agreement may be executed by fax (if promptly followed by the original) and in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart.

Section 11.10 Survival. Each and every covenant hereinabove made by the Buyer shall survive the Closing and shall not merge into the Closing Documents, but instead shall be independently enforceable.

Section 11.11 Governing Law. This Agreement shall be construed, and the rights and obligations of the Seller and the Buyer hereunder determined, in accordance with the local law of the State of Pennsylvania.

Section 11.12 Expenses. Except as expressly set forth to the contrary in this Agreement, each party hereto shall be responsible for and bear all of its own respective expenses, including without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated thereby.

Section 11.13 Publicity. Neither party to this Agreement shall release any information concerning the transaction contemplated by this Agreement to the public by any means including, but not limited to, a press release, or a tombstone or other advertisement, without the prior written consent and approval of the other party hereto.

Section 11.14 Brokers. Each party to this Agreement represents and warrants to the other that, in connection with the sale and purchase of the Loan, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except that Seller has engaged Rock Apartment Advisors, as its broker (the “Seller’s Broker”), and Seller shall be responsible for any commission due Seller’s Broker in connection with this transaction pursuant to a separate written agreement between Seller and Seller’s Broker. Buyer and Seller shall indemnify and hold each other harmless against and from any inaccuracy in such representation. The rights, obligations, warranties and representations of the parties hereto under the provisions of this Section 11.14 survive Closing or any termination of this Agreement before Closing.

Section 11.15 Effectiveness of this Agreement. This Agreement shall not be deemed a contract binding upon Seller unless and until Seller shall have executed this Agreement.

Section 11.16 Confidentiality. In no event shall either party to this Agreement issue any press release to any media of general circulation regarding this Agreement or the transactions contemplated hereby (other than a press release providing that Buyer has acquired the Loan, which shall not disclose the terms of the acquisition) or otherwise disclose the terms and conditions of this Agreement; provided, however, that nothing herein shall be deemed to limit or impair in any way any party’s ability to disclose the details of the transaction contemplated hereby to its legal and financial advisors or as may be necessary pursuant to any court or governmental order or applicable law or in litigation, nor shall anything contained herein be deemed to limit or impair Seller’s notification of the proposed transaction or details thereof to other servicers, Seller, certificate holders or other parties relating to the servicing of the Loan. Notwithstanding the foregoing, no party hereunder shall have any liability by reason of the details of the transaction contemplated hereby becoming known by means beyond the reasonable control of such party. This Section shall be supplemental to and not in derogation of the provisions of any Confidentiality Agreement entered into between Buyer and Seller.

Section 11.17 Attorneys’ Fees. In the event any dispute between Buyer and Seller should result in arbitration or litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys’ fees.

Section 11.18 Not a Security. The Note shall not be deemed to be a “security” within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 11.19 Further Assurances. From and after the date of this Agreement, each party shall provide to the other party such other information regarding the Loan or the Collateral as the other party may reasonably request, and each party shall execute and deliver such other documents, deliver such other items and take such other actions as may be reasonably requested to allow the completion and consummation (or termination, as appropriate) of all tasks and the transactions contemplated by this Agreement.

Section 11.20 Time of Essence. All parties hereto agree that time is of the essence with respect to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

CAPMARK BANK,
a Utah industrial bank

By:	/s/ Authorized Person
Name:
Title:

BUYER:

RRE CRESTWOOD HOLDINGS, LLC, a Delaware limited liability company

By:	Resource Real Estate Opportunity OP, LP, its sole member

By: Resource Real Estate Opportunity REIT, Inc., its general partner

	By:	/s/ Alan Feldman
	Name:	Alan Feldman
	Title:	CEO

Acceptance by Escrow Holder:

Land Services USA, Inc.

By:	/s/ Authorized Person
Name:
Title:

EXHIBIT A

LOAN DOCUMENTS

[LIST UNDER REVIEW]

1. Promissory Note A, dated November 30, 2007

2. Promissory Note B, dated November 30, 2007

3. Loan Agreement [3-Year Fixed Rate], dated November 30, 2007

4. Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated November 30, 2007

5. Assignment of Leases and Rents, dated November 30, 2007

6. Guaranty (Exceptions to Nonrecourse Liability) by Philip P. Mulkey, dated November 30, 2007

7. Guaranty (Completion and Lien-free Performance) by Philip P. Mulkey, dated November 30, 2007

8. Guaranty (Full Payment and Performance) by Philip P. Mulkey, dated November 30, 2007

9. Rate Cap Provider - Consent and Acknowledgement, dated November 30, 2007

10. Assignment of Interest Rate Cap as Collateral, dated November 30, 2007

11. Rate Protection Transaction Letter dated November 30, 2007 from SMBC Derivative Products Limited

12. Confirmation letter dated December 11, 2007 from Sumitomo Mitsui Banking Corporation Europe Limited

13. Environmental Indemnity Agreement by CV Apartments, LLC and Philip P. Mulkey, dated November 30, 2007

14. Assignment of Property Management Contract and Subordination of Management Fees by CV Apartments, LLC and MDIC Management, L.L.C., dated November 30, 2007